EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

                             (Treasury Stock Method)


                                                         Year Ended September 30
                                                --------------------------------------------
                                                  1996              1995              1994
                                                --------          --------          --------
Average Shares:
     Outstanding                                 175,519           174,225           172,769
     Effect of stock options                       4,086             4,262             4,262
                                                --------          --------          --------
Average common and common                        179,605           178,487           177,031
     equivalent shares outstanding
                                                --------          --------          --------
Net Income                                      $236,181          $337,648          $359,681
                                                --------          --------          --------
Primary earnings per common and common              1.32              1.89          $   2.03
     equivalent share
                                                --------          --------          --------

Earnings per common share
     without effect of options                      1.35              1.94          $   2.08
                                                ========          ========          ========